Consent of Independent Registered Public Accounting Firm

EXHIBIT 23.2

The Board of Directors

Exponent, Inc.:

We consent to the use of our report dated February 24, 2012, with respect to the consolidated balance sheets of Exponent, Inc. as of December 30, 2011 and December 31, 2010, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 30, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 30, 2011, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

September 21, 2012